EXHIBIT 99.1

drugstore.com, inc. Announces First Quarter Sales Growth of 30%

BELLEVUE, WA – April 23, 2003 – drugstore.com, inc. (NASDAQ: DSCM), the leading online retailer of health, beauty, wellness, and pharmacy products, today announced its first quarter financial results.

“drugstore.com™ continues to outperform current retail trends with its record-setting first quarter revenue of $57 million, a 30% increase over first quarter of last year,” said Kal Raman, president and CEO of drugstore.com, inc. “I am proud of our continued growth in this challenging economic environment, and I am very pleased that we are making meaningful progress toward our strategic objectives to improve customer retention, leverage our platform through new and existing partnerships, and to broaden our assortment of high margin products. By meeting these objectives, we believe the company will be well positioned to achieve its financial target of becoming profitable on an EBITDA basis in the fourth quarter of this year.”

First quarter net sales reached an all-time high of $57 million and represented a 30% increase over the first quarter in 2002. Gross margin decreased to 18.4%, declining 100 basis points from the prior year first quarter, but gross profit dollars grew to $10.5 million reflecting year-over-year growth of 23%. Net loss on a GAAP basis was $5.6 million, or $0.08 per share in the first quarter, and improved from a loss of $23.5 million, or $0.35 per share one year ago. EBITDA loss (a non-GAAP financial measure defined as Earnings Before Interest, Taxes, Depreciation and Amortization of Intangible Assets, Non-Cash Marketing and Stock Based Compensation, and adjusted for the cumulative effect of change in accounting principle) was $3.2 million in the quarter, reflecting a year-over-year reduction of $4.3 million, or 58%. Cash, cash equivalents, and marketable securities at the end of the first quarter totaled $56.2 million, a balance the company believes is sufficient to reach cash flow break-even. A reconciliation of net loss to EBITDA loss (the most directly comparable GAAP measure) is included in the financial data accompanying this press release.

Operational Highlights for First Quarter 2003 and Recent Announcements

•	The loyalty programs announced in the fourth quarter of 2002, which included Everyday Free Shipping Over $49, Your Diamond Deal, and a five-percent rebate called drugstore.com™ Dollars, had strong acceptance and helped accelerate OTC revenue growth of 32% from the first quarter of the previous year.

•	drugstore.com™ announced an expanded relationship with AdvancePCS (APCS), the largest independent U.S. provider of health improvement services, whereby drugstore.com™ will create, host, and maintain an online OTC shopping platform for AdvancePCS using the robust Web store technology already developed by drugstore.com™.

•	The company also signed a non-exclusive agreement to fill prescriptions for DestinationRX, a pharmacy benefit manager (PBM) and online comparison-shopping guide for pharmaceutical, health, and wellness products. This partnership will demonstrate drugstore.com’s ability to fulfill 30-day and 90-day prescription volumes for PBMs, insurance plans, cash card programs, and employer groups.

•	drugstore.com™ developed a new Web site infrastructure to enable the launch of two new partnerships, SynapseConnect and AC Lens, Inc. SynapseConnect, which launched in March, allows customers to select from over 600 different magazine subscriptions on the drugstore.com™ Web site. Through the company’s partnership with AC Lens, Inc., customers will be able to purchase contact lenses from well-known manufacturers such as Johnson & Johnson, Bausch & Lomb, and Ciba Vision. The drugstore.com™Contact Lens store is scheduled to launch by the end of April. These types of partnerships provide customers with a broader product selection and increase the opportunity for product cross-sell on the drugstore.com™ Web site.

•	drugstore.com™ launched its redesigned Sexual Well-being™ store (www. sexualwellbeing.com) at a PR event in Times Square, New York City. The re-launch resulted in a 79% increase year-over-year in sales of sexual well-being products. The online store features a more sensual look, a wider selection of products, and sexual well-being advice – all provided in a tasteful manner and a private setting.

•	Following close on the heels of the Sexual Well-being™ store, drugstore.com™ launched its new Healthy Woman store on April 21st. The store focuses on women’s health issues such as family planning, anti-aging, menopause, and cancer prevention. The product selection encompasses natural formulas, homeopathic remedies, over-the-counter medicine, nutritious food, and exercise accessories – plus, one of the largest assortments of menopause products on the Web.

•	drugstore.com™ also added a number of exciting new products, including Pre-Seed, a sperm-friendly lubricating gel for couples trying to conceive. drugstore.com™ was also the first to market with over-the-counter Claritin, within only three hours of FDA approval. Beauty.com™, a wholly owned subsidiary of drugstore.com, inc., added the Lola cosmetics line and has plans to add NARS, another popular make-up line, and Bliss Labs, a bath and body line, during the second quarter.

•	Greg Stanger joined the drugstore.com™ board of directors in April 2003, replacing Brook H. Byers who recently retired from the board. Stanger is senior vice president, chief financial officer, and director at Expedia, Inc.

Financial Highlights for the First Quarter of 2003 (all comparisons are made with the first quarter of the prior year unless otherwise noted)

•	Net sales grew by 30% and reached an all-time quarterly high of $57 million.

•	Pharmacy sales were 58% of net sales for the quarter.

•	Trailing 12-month active customer base grew to 1,271,000, up from 1,215,000 in fourth quarter of 2002.

•	Average order size was $71, and average annual spend per active customer grew to $163, from $149.

•	First quarter gross profit dollars increased by 23%, or $2 million.

•	Marketing and sales expenses declined to 6.7% of net sales, down from 19.8%. Marketing and sales expense per new customer dropped to $16, a decrease of $26.

•	Net loss on a GAAP basis was $5.6 million or $0.08 per share, and improved by $17.8 million or $0.27 per share.

•	First quarter EBITDA loss (defined above) was $3.2 million, reflecting an improvement of $4.3 million.

•	The company ended first quarter with $56.2 million in cash, cash equivalents, and marketable securities. Cash used for the quarter was $5.6 million, and reflected a $2.7 million investment in inventory.

Outlook for Second Quarter 2003

drugstore.com™ anticipates net sales for the second quarter to be in the range of $55 million to $59 million, and expects a GAAP net loss of $4.8 million to $5.8 million. On an EBITDA basis, the company expects a loss range of $2.5 million to $3.5 million. A reconciliation of our forecasted net loss range to our forecasted EBITDA loss range (the most directly comparable GAAP measure) is included in the financial data accompanying this press release.

Non-GAAP Measures

To supplement the consolidated financial statements presented in accordance with GAAP, drugstore.com™ uses the non-GAAP measure of EBITDA, defined as Earnings Before Interest, Taxes, Depreciation and Amortization of Intangible Assets, Non-Cash Marketing and Stock-Based Compensation, and adjusted for the cumulative effect of change in accounting principle. This non-GAAP measure is provided to enhance the user’s overall understanding of the company’s current financial performance and prospects for the future. Management believes that EBITDA, as defined, provides useful information to the company and to investors by excluding certain items that may not be indicative of the company’s core operating results. In addition, because drugstore.com™ has historically provided EBITDA measures to investors, management believes that including EBITDA measures provides consistency in the company’s financial reporting. However, EBITDA should not be considered in isolation, or as a substitute for, or as superior to, net loss, cash flows or other consolidated income or cash flow data prepared in accordance with GAAP, or as a measure of a company’s profitability or liquidity. Although EBITDA is frequently used as a measure of operating performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Net loss is the closest financial measure prepared by the company in accordance with GAAP in terms of comparability to EBITDA loss.

About drugstore.com™

drugstore.com, inc. (NASDAQ: DSCM) is the leading online health, beauty, wellness, personal care, and pharmacy solution in the world. The drugstore.com™ online store provides a convenient, private, and informative shopping experience that encourages consumers to purchase products essential to healthy, everyday living. The online store offers thousands of brand-name personal health care products at competitive prices; a full-service, licensed retail pharmacy; and a wealth of health-related information, buying guides, and other tools designed to help consumers make informed purchasing decisions. Consumers can personalize their shopping experiences with shopping lists, e-mail reminders for replenishing regularly used products, and private e-mail access to pharmacists and beauty experts for questions.

drugstore.com, inc. has been awarded the Verified Internet Pharmacy Practice Sites (VIPPS) certification by the National Association of Boards of Pharmacy (NABP) as a fully licensed facility exercising the best safe pharmacy practices in compliance with federal and state laws and regulations.

The financial results contained in this press release are preliminary and unaudited. In addition, this press release contains forward-looking statements regarding future events or the future financial and operational performance of drugstore.com. Words such as “expects,” “believes,” “anticipates,” “intends,” “may,” “will,” “plan,” “continue,” “forecast,” “remains,” “would,” “should,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on current expectations, are not guarantees of future performance and involve assumptions, risks, and uncertainties. Actual performance may differ materially from those contained or implied in such forward-looking statements. Risks and uncertainties that could lead to such differences could include, among other things: effects of changes in the economy, consumer spending, the stock market, changes affecting the Internet, online retailing and advertising, drugstore.com’s limited operating history, the unpredictability of future revenues and expenses and potential fluctuations in revenues and operating results, risks related to business combinations and strategic alliances, consumer trends, the level of competition, seasonality, the timing and success of expansion efforts, risks related to systems interruptions, possible governmental regulation, and the ability to manage a rapidly growing business. Additional information, regarding factors that potentially could affect drugstore.com’s business, financial condition and operating results is included in drugstore.com’s periodic filings with the SEC on Forms 10K and 10Q. drugstore.com expressly disclaims any intent or obligation to update any forward-looking statement, except as otherwise specifically stated by it.

# # #

DRUGSTORE.COM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 30, 2003	March 31, 2002
Net sales	$57,083	$43,936

Costs and expenses:
Cost of sales	46,607	35,432
Fulfillment and order processing	7,163	6,670
Marketing and sales	3,845	8,716
Technology and content	2,064	3,530
General and administrative	2,721	3,035
Amortization of intangible assets	366	714
Amortization of stock-based compensation	156	767

Total costs and expenses	62,922	58,864

Operating loss	(5,839)	(14,928)

Interest income, net	204	351

Loss before change in accounting principle	(5,635)	(14,577)

Cumulative effect of change in accounting principle	—	(8,905)

Net loss	$(5,635)	$(23,482)

Basic and diluted loss per share	$(0.08)	$(0.35)

Weighted average shares outstanding used to compute basic and diluted loss per share	68,557,485	67,043,395

SUPPLEMENTAL INFORMATION: Gross Profit, Gross Margin, and

Reconciliation of Net Loss to EBITDA Loss (See Note 1 below)

USD (in thousands), unless otherwise indicated
	Three Months Ended
	March 30, 2003	March 31, 2002
1. Gross Profit and Gross Margin
Net sales	$57,083	$43,936

Cost of sales	46,607	35,432

Gross profit	$10,476	$8,504

Gross margin	18.4%	19.4%

2. Reconciliation of Net Loss to EBITDA Loss (see Note 2 below)

(a) Reconciliation of Q1 2003 net loss to Q1 2003 EBITDA loss calculated as:
	Three Months Ended
	March 30, 2003	March 31, 2002
Net loss	$(5,635)	$(23,482)
Amortization of intangible assets	366	714
Amortization of non-cash marketing	573	3,375
Amortization of stock-based compensation	156	767
Cumulative effect of change in accounting principle	—	8,905
Depreciation (see Note 2 below)	1,578	2,596
Interest income, net	(204)	(351)

EBITDA loss	$(3,166)	$(7,476)

(b) Reconciliation of forecasted Q2 2003 net loss range to forecasted Q2 2003 EBITDA loss range calculated as:
	Three Months Ending June 29, 2003
	Range High	Range Low
Estimated net loss	$(4,840)	$(5,830)
Estimated amortization of intangible assets	200	200
Estimated amortization of non-cash marketing	570	570
Estimated amortization of stock-based compensation	130	130
Estimated cumulative effect of change in accounting principle	—	—
Estimated depreciation	1,600	1,600
Estimated interest income, net	(160)	(170)

Estimated EBITDA loss	$(2,500)	$(3,500)

NOTE 1: Supplemental information related to the Company’s gross profit, gross margin and EBITDA loss for the three months ended March 30, 2003 and March 31, 2002, and forecasted EBITDA loss ranges for the three months ending June 29, 2003 are presented for informational purposes only and are not prepared in accordance with generally accepted accounting principles.

NOTE 2: EBITDA loss is defined as loss before interest, taxes, depreciation, amortization of intangible assets, amortization of non-cash marketing, amortization of stock-based compensation, and cumulative effect of change in accounting principle adjustments. Depreciation expense excluded from EBITDA loss is classified in the following financial statement line items:

	Three Months Ended
	March 30, 2003	March 31, 2002
Fulfillment and order processing	$1,150	$1,190
Marketing and sales	—	—
Technology and content	250	1,061
General and administrative	178	345

Depreciation	$1,578	$2,596

DRUGSTORE.COM, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 30, 2003	December 29, 2002
	(unaudited)	(audited)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$56,224	$61,867
Accounts receivable, net	17,497	15,972
Inventories	7,696	4,988
Prepaid marketing expenses	2,411	2,609
Other prepaid expenses and current assets	3,123	2,857

Total current assets	86,951	88,293

Fixed assets, net	15,545	16,373
Intangible assets, net	5,171	5,036
Goodwill, net	5,694	5,694
Prepaid marketing expenses	12,022	12,595
Deposits and other assets	260	261

Total assets	$125,643	$128,252

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,913	$25,647
Accrued compensation	3,084	2,923
Accrued marketing expenses	1,906	3,070
Other current liabilities	1,461	1,499
Current portion of capital lease obligations	876	721

Total current liabilities	36,240	33,860

Capital lease obligations, less current portion	627	452

Stockholders’ equity:
Common stock, $.0001 par value, stated at amounts paid in:
Authorized shares—250,000,000
Issued and outstanding shares—68,678,761 and 68,387,327 as of
March 30, 2003 and December 29, 2002, respectively	744,915	744,620
Deferred stock-based compensation	(472)	(648)
Accumulated deficit	(655,667)	(650,032)

Total stockholders’ equity	88,776	93,940

Total liabilities and stockholders’ equity	$125,643	$128,252